Exhibit 6

EXECUTION VERSION

ASSIGNMENT AND ASSUMPTION AGREEMENT (CO-INVESTMENT)

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”), dated as of January 27, 2014 (the “Effective Date”), is entered into by and among Blackstone Capital Partners VI L.P., a Delaware limited partnership (“Assignor”), and Gregg Ribatt (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in that certain Investment Agreement, dated as of December 28, 2013, between Crocs, Inc. (the “Company”) and Assignor, as amended by that certain First Amendment to Investment Agreement, dated as of January 27, 2014, between the Company and Assignor (as amended, the “Investment Agreement”).

RECITALS:

WHEREAS, pursuant to the Investment Agreement, Assignor agreed, among other things, to purchase from the Company no more than 200,000 shares of Series A Preferred Stock in the aggregate at a purchase price of $990 per share of Series A Preferred Stock (the “Purchase Price Per Share”);

WHEREAS, pursuant to Section 6.8 of the Investment Agreement, Assignor or any Blackstone Party may assign its rights, interests and obligations under this Agreement, in whole or in part, to one or more Permitted Transferees, which includes any person to whom a Transfer has been approved in writing by the Board of Directors, including Assignee;

WHEREAS, Assignor desires to transfer and assign its rights, interests and obligations under Investment Agreement in respect of 1,000 shares of Series A Preferred Stock (the “Co-Investment Shares”) having an aggregate purchase price equal to $990,000 (the “Assigned Rights and Obligations”) to the Assignee, and the Assignee desire to accept and assume the Assigned Rights and Obligations and agree to be bound to the provisions of the Investment Agreement, in each case on the terms and conditions set forth herein; and

WHEREAS, the Assignee is a Permitted Transferee of Assignor.

AGREEMENT:

NOW, THEREFORE, for good and sufficient consideration, the parties agree as follows:

1	Transfer and Acceptance. Assignor hereby irrevocably and absolutely transfers and assigns to the Assignee, and the Assignee hereby accepts and assumes from Assignor, a portion of Assignor’s rights, interests and obligations in and relating to the Assigned Rights and Obligations and all rights, responsibilities and obligations arising therefrom, in each case with effect from the Effective Date (the “Assignment”). For avoidance of doubt, the Assignee shall only have the rights and obligations to purchase 1,000 shares of the Series A Preferred Stock to be purchased by the Purchaser under to the Investment Agreement.

2	Section 83(b) Election. Within 10 days after the Effective Date, the Assignee shall provide the Company with a copy of a completed election, in respect of the Co-Investment Shares, under Section 83(b) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder in the form of Exhibit A attached hereto. The Assignee shall timely (within 30 days of the Effective Date) file (via certified mail, return receipt requested) such election with the Internal Revenue Service and shall thereafter notify the Company that the Assignee has made such timely filings. The Assignee should consult the Assignee’s tax advisor regarding the consequences of the Section 83(b) election, as well as the receipt, holding and sale of Co-Investment Shares.

3	Agreement to be Bound. Subject to Section 1 hereof, the Assignee hereby agrees to be bound by the terms and provisions of the Investment Agreement applicable to the Purchaser thereunder with effect from the Effective Date. Assignor shall continue to be bound by the terms and provisions of the Investment Agreement applicable to the Purchaser.

4	Right to Repurchase.

a.	If the Assignee either ceases to provide services to the Company and its affiliates for any reason or ceases to be a Senior Advisor to an Affiliate of Assignor for any reason (a “Termination Date”), the Assignor shall have the right and option, but not the obligation, to purchase any or all of the Co-Investment Shares for a period of one year following the Termination Date. The price per Co-Investment Share paid in connection with such purchase (the “Repurchase Price”) shall be the fair market value of a share of Series A Preferred Stock, determined in good faith by the Assignor by reference to the closing sale price of the Company’s common shares on the trading date immediately prior to such repurchase with no discount for lack of liquidity (“Fair Market Value”), provided, that if the Termination Date occurs as result of either a voluntary resignation from all positions with the Company and its Affiliates by the Assignee or a voluntary resignation from his position as a Senior Advisor to an Affiliate of Assignor for any reason, in either case, prior to the first anniversary of the Effective Date, the Repurchase Price shall be equal to the lesser of (x) the Purchase Price Per Share, and (y) Fair Market Value.

b.	If the Assignor desires to exercise its option to purchase the Co-Investment Shares pursuant to Section 4(a), the Assignor shall, not later than the expiration of the period set forth in Section 4(a), send written notice to the Assignee of its intention to purchase the Co-Investment Shares, specifying the number of Co-Investment Shares to be purchased (the “Call Notice”). The closing of the purchase shall take place at the principal office of the Assignor on a date specified by the Assignor no later than the 30th day after the giving of the later of the Call Notice.

c.	If at any time the Assignor elects to purchase any Co-Investment Shares pursuant to this Section 4, unless otherwise provided for herein, the purchase price shall be paid by the Assignor’s delivery of a check or wire transfer of immediately available funds for the purchase price against delivery of the certificates or other instruments representing the Co-Investment Shares so purchased, duly endorsed.

5	Certain Restrictions.

a.	Transfer Restrictions. Except as previously consented to in writing by the Assignor, the Assignee agrees not to Transfer (as defined below) any Series A Preferred Stock or any Common Stock issued upon conversion of the Series A Preferred Stock (if applicable). “Transfer” means directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition.

b.	Conversion. Upon the request of the Assignor, the Assignee shall promptly convert his Series A Preferred Stock in the manner requested by the Assignor pursuant to Section 7(b) of the Series A Certificate (or otherwise). Except as set forth in the preceding sentence or as previously consented to in writing by the Assignor, the Assignee agrees not to convert any Series A Preferred Stock pursuant to Section 7(b) of the Series A Certificate.

c.	Voting. The Assignee agrees to vote his shares of Series A Preferred Stock as directed by the Assignor on any matter in which such shares are entitled to vote pursuant to Section 6 of the Series A Certificate. Further, if Assignee converts his Series A Preferred Stock into Common Stock pursuant to Section 5(b), the Assignee agrees to vote his shares of Common Stock as directed by the Assignor on any matter in which such Common Stock is entitled to vote.

d.	Other Consent. Notwithstanding anything to the contrary, in connection with any matter that requires the consent, approval or election of holders of Series A Preferred Shares pursuant to the Series A Certificate (or otherwise), Assignee agrees to provide or withhold such consent, approval or election as directed by Assignor.

6	Miscellaneous.

a.	Entire Agreement; Amendment. This Agreement represents the entire agreement among the parties with respect to the subject matter hereof. This Agreement may be amended with the written consent of each party hereto.

b.	Headings. Headings contained in this Agreement are for convenience only, and are not a part of this Agreement.

c.	Waiver. Any party’s failure to enforce any provision of this Agreement will not in any way be construed as a waiver of any such provision, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted the parties herein are cumulative and will not constitute a waiver of any party’s right to assert all other legal remedies available to it under the circumstances.

d.	Further Assurances. The parties hereto will provide such further assurances and cooperation as may be necessary or appropriate to effect the Assignment (including without limitation any actions necessary or appropriate to reflect the Assignment on the books and records of the Company).

e.	Governing Law; Severability. This Agreement will be governed by and construed in accordance with the laws of the State of New York (except to the extent that mandatory provisions of Delaware law are applicable). The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the state and federal courts located in the Borough of Manhattan, State of New York for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby. The parties hereby irrevocably and unconditionally consent to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such action, suit or proceeding and irrevocably waive, to the fullest extent permitted by law, any objection that they may now or hereafter have to the laying of the venue of any such action, suit or proceeding in any such court or that any such action, suit or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such action, suit or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will not invalidate the remaining provisions, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

f.	Successors and Assigns. This Agreement will be binding upon and inure to the benefit of each of the parties and their respective successors and permitted assigns. Nothing in this Agreement is intended to give any other person or entity any right, remedy or claim under this Agreement.

g.	Counterparts. This Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Agreement may be delivered by facsimile or other means of electronic transmission and such facsimiles or other means of electronic transmission will be deemed as sufficient as if actual signature pages had been delivered.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement as of the date first written above.

ASSIGNOR

BLACKSTONE CAPITAL PARTNERS VI L.P.

By: Blackstone Management Associates VI L.L.C., its general partner

By: BMA VI L.L.C., its sole member

By:	/s/ Prakash Melwani
Name: Prakash Melwani
Title: Sr. Managing Director

ASSIGNEE:

Gregg S. Ribatt

/s/ Gregg S. Ribatt

Exhibit A

ELECTION TO INCLUDE SHARES IN GROSS

INCOME PURSUANT TO SECTION 83(b) OF THE

INTERNAL REVENUE CODE

The undersigned acquired shares of Preferred Stock (the “Shares”) of Crocs, Inc. (the “Company”) on January 27, 2014 (the “Transfer Date”).

The undersigned desires to make an election to have the Shares taxed under the provision of Section 83(b) of the Internal Revenue Code of 1986, as amended (“Code §83(b)”), at the time the undersigned acquired the Shares.

Therefore, pursuant to Code §83(b) and Treasury Regulation §1.83-2 promulgated thereunder, the undersigned hereby makes an election, with respect to the Shares (described below), to report as taxable income for calendar year 2014 the excess, if any, of the Shares’ fair market value on the Transfer Date over the acquisition price thereof.

The following information is supplied in accordance with Treasury Regulation §1.83-2(e):

1. The name, address and social security number of the undersigned:

Name: Gregg S. Ribatt

Address:

SSN:         -        -

2. A description of the property with respect to which the election is being made:

1,000 shares of Preferred Stock of the Company

3. The date on which the property was transferred: Transfer Date. The taxable year for which such election is made: calendar year 2014.

4. The restrictions to which the property is subject: If the undersigned voluntarily ceases to be employed by certain affiliates of the Partnership prior to January 27, 2015, the Shares may be subject to repurchase at the lesser of fair market value or price paid for such Shares. The Shares are also subject to transfer restrictions.

5. The aggregate fair market value (on a liquidation basis) on Transfer Date of the property with respect to which the election is being made, determined without regard to any lapse restrictions:

$990,000

6. The aggregate amount paid for such property:

$990,000

A copy of this election has been furnished to the Secretary of the Partnership pursuant to Treasury Regulations §1.83-2(e)(7).

Dated: , 2014
Name: Gregg S. Ribatt